Exhibit 99

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matt Booher
908-953-8692 (Office)	908-953-7500
908-672-1321(Mobile)	mbooher@avaya.com
lynnnewman@avaya.com

Avaya Announces Tender Offer to Acquire Ubiquity Software

Software Platform Integrates Communications Technologies
and Business Processes

BASKING RIDGE, N.J. — Avaya Inc. (NYSE:AV) today announced a tender offer by its wholly-owned subsidiary to acquire Ubiquity Software Corporation plc (LSE:UBQ.L).  Ubiquity’s core software product is one of the leading software platforms for the development and delivery of SIP end-user applications.

The offer price is 37.3 pence in cash for each Ubiquity share.  This values the entire issued and to be issued share capital of Ubiquity at approximately GBP 74.3 million (approximately $144 million) 1 after adjusting for the assumed proceeds from the exercise of options over Ubiquity shares.

Ubiquity develops and markets SIP-based communications software for fixed and mobile communications service providers, systems integrators, independent software vendors and channel partners. Ubiquity’s range of products has been developed to take advantage of the telecommunications industry’s migration toward all-IP networks.

“We believe that the addition of Ubiquity’s next generation software platform to Avaya’s portfolio will help customers and developers enhance the integration of communications technologies and business processes,” said Micky Tsui, vice president, global communications solutions, Avaya.  “We believe that Ubiquity bridges a wide range of fragmented technologies that cost customers’ money, time and speed-to-market.”

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Ian McLaren, chief executive of Ubiquity, said, “The offer by Avaya marks an important milestone in the development of Ubiquity.  We believe that there are strong synergies between Ubiquity’s core software platform, service creation framework and applications and Avaya’s portfolio of enterprise products.  As part of the Avaya group,we believe that Ubiquity will be well positioned to gain access to Avaya’s customer base and the resources to exploit the opportunities we see in the emerging telecommunications marketplace.”

Transaction Details

The tender offer has been unanimously recommended by the board of directors of Ubiquity. The offer is being made by Avaya International Enterprises Limited, a wholly owned subsidiary of Avaya, and is for all of the issued and to be issued ordinary shares of Ubiquity.  The tender offer price is 37.3 pence for each Ubiquity share.  The purchase of Ubiquity shares in the tender offer is expected to be funded with Avaya’s existing cash resources.

Unless otherwise publicly announced by Avaya, shareholders of Ubiquity must accept the offer within 20 business days of the date that the tender offer document is mailed to Ubiquity shareholders. The tender offer is subject to standard terms and conditions, including, but not limited to, the making of any necessary governmental or regulatory filings.  A copy of the formal announcement containing a summary of the terms and conditions of the offer may be found on Avaya’s website (http://www.avaya.com) under the section titled “Press Room.”2

1Calculated using an exchange rate of GBP1=US$1.9437, the Citibank Noon bench mark rate on January 11, 2007.

2Information located on Avaya’s websites is not incorporated by reference in, or considered to be a part of, this release.

About Avaya
Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications — and distinguished by comprehensive worldwide services — Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com.

About Ubiquity
Ubiquity Software Corporation plc, listed on the AIM Market of the London Stock Exchange, develops and markets SIP-based communications software to service providers, ISVs and OEMs around the world. Its award-winning SIP Application Server (SIP A/S) is both a carrier-class deployment platform and a programmable, standards-based application creation environment (ACE) that allows customers to develop and deploy next-generation converged communications services.  Ubiquity assists customers to accelerate the creation of customised SIP applications through its Professional Services Organisation.  The company is headquartered in Cardiff and has corporate offices in the US and Canada and representation in Japan and China.  For more information, please visit www.ubiquitysoftware.com or email info@ubiquitysoftware.com.

This news release contains forward-looking statements related to the effect of the Ubiquity acquisition on Avaya’s results and business that is based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, the ability to successfully integrate the Ubiquity acquisition or other acquisitions, general industry market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations and the economic, political, and other risks associated with non-U.S. sales and operations, U.S. and non-U.S. government regulation, price and product competition, rapid or disruptive technological development, issues related to our supply chain, the ability to integrate Ubiquity’s products with, and leverage Ubiquity’s products in the development of, Avaya’s products, dependence on new product development, the successful and timely introduction of new products, risks related to inventory, the mix of products and services, customer demand for products and services, control of costs and expenses, the ability to attract and retain qualified employees and the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the US Securities and Exchange Commission.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to the proposed offer or otherwise.  The tender offer will be made solely by the formal offer document and the related form of acceptance accompanying the formal offer document, which will contain the full terms and conditions of the offer, including details of how the offer may be accepted.

The availability of the offer to Ubiquity shareholders who are not resident in the UK may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens.  Such persons should inform themselves of and observe any applicable legal or regulatory requirements of their jurisdictions.  Further details in relation to overseas shareholders will be set out in the formal offer document.